UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2026

Elauwit Connection, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42935	99-3101171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Second Ave., Suite A Columbia, South Carolina	29209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 558-3099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ELWT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 15, 2026, the Board of Directors of Elauwit Connection, Inc. (the “Company”) appointed Nick Jones, age 47, to serve as the Chief Information Officer and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Jones served as Executive Vice President and Chief Operating Officer at World Cinema, Inc. from August 2016 to June 2026. From April 2006 to August 2016, Mr. Jones served as Chief Executive Officer at NJT, Inc. Prior to this service, Mr. Jones served in various Network Engineer roles at Schlumberger, First Edge Sornson and Castle Dental between January 1998 to April 2006.

In connection with Mr. Jones’s appointment, the Company and Mr. Jones entered into an executive employment agreement, effective as of June 15, 2026, pursuant to which Mr. Jones will serve as the Company’s Chief Information Officer and Chief Operating Officer. The employment agreement will be in effect until June 15, 2029. Under the employment agreement, Mr. Jones will (i) receive an annual base salary of $300,000; (ii) be eligible to receive an annual cash bonus based on performance and achievement of Company goals and objectives as defined by the Compensation Committee; (iii) be granted a one-time sign-on award of restricted stock units under the Elauwit Connection, Inc. 2025 Stock Incentive Plan with a grant date fair value of $50,000, vesting over a one-year period subject to continued employment with the Company; and (iv) be eligible to participate in the Company’s other incentive, welfare and benefit plans made available to other senior executives. In addition, Mr. Jones is entitled to certain payments upon death, disability, a termination without Cause or a resignation by Mr. Jones for Good Reason, all as defined and set forth in detail in the employment agreement. The employment agreement includes standard restrictive covenants, including non-disclosure, non-competition and non-solicitation, and terms and conditions customarily found in similar agreements. Mr. Jones has also entered into an indemnification agreement on the same terms as the Company’s other senior executives.

There are no arrangements or understandings between Mr. Jones and any other person with respect to his appointment as Chief Information Officer and Chief Operating Officer and there are no family relationships between him and any director or executive officer of the Company. The Company has not entered into any transactions with Mr. Jones that are reportable pursuant to Item 404(a) of Regulation S-K.

In connection with this transition, Richard Alder was released from his position as Chief Operations Officer effective as of June 11, 2026. Mr. Alder is entitled to certain payments consistent with termination without cause pursuant to the terms of his executive employment agreement.

On June 17, 2026, the Company issued a press release regarding this transition, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press release dated June 17, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELAUWIT CONNECTION, INC.

Date: June 17, 2026	/s/ Barry Rubens
	Name:	Barry Rubens
	Title:	Chief Executive Officer